As filed with the Securities and Exchange Commission on September 1, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WINTHROP REALTY TRUST
 (Exact Name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization	34-6513659 (I.R.S. Employer Identification Number)

7 Bulfinch Place, Suite 500
Boston, Massachusetts 02114
(617) 570-4614
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

With copies to:
Carolyn Tiffany President Winthrop Realty Trust 7 Bulfinch Place, Suite 500 Boston, Massachusetts 02114 (617) 570-4614	David J. Heymann Post Heymann & Koffler LLP Two Jericho Plaza Wing A, Suite 211 Jericho, New York 11753 (516) 681-3636
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
_______________________

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
_______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares of beneficial interest, par value $1 per share	1,000,000 Shares	$9.54	$9,540,000	$532.33

(1)  Pursuant to Rule 416(a), the number of shares registered shall include an indeterminate number of additional common shares of beneficial interest that may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with anti-dilution provisions of the dividend reinvestment plan.

(2)  Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales price per share of the registrant’s common shares on August 28, 2009 as reported on the New York Stock Exchange.

PROSPECTUS

Winthrop Realty Trust
Dividend Reinvestment and
Stock Purchase Plan

1,000,000 Common Shares
of Beneficial Interest
_____________________________________________________________

We are Winthrop Realty Trust, a real estate investment trust formed under the laws of the State of Ohio.  This prospectus relates to the offer and sale to our shareholders through our Dividend Reinvestment and Stock Purchase Plan, which we refer to in this Prospectus as the Plan, of up to 1,000,000 of our common shares of beneficial interest, $1.00 par value per share, which we refer to in this Prospectus as common stock, covered by the Registration Statement of which this Prospectus is a part. The Plan provides a simple, convenient, low-cost means of investing in our common stock.  Under the Plan, existing shareholders may purchase common stock by reinvesting all or a portion of the cash dividends on their common stock or making additional cash payments of not less than $100 nor more than $10,000 per quarter, or both.  A detailed description of the Plan can be found under the heading “Dividend Reinvestment and Stock Purchase Plan” beginning on page 6 of this prospectus.

You should read this prospectus carefully and retain it for future reference.

Investing in our common stock involves risks.  You should read the “Risk Factors” section on page 3 before electing to participate in the Plan.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time.  If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of trustees, in the usual manner.

Our common stock is traded on the New York Stock Exchange under the symbol “FUR”.  The common stock issued pursuant to the Plan will also be listed on the NYSE under the “FUR” symbol.  The closing price of our common stock on August 28, 2009 was $9.40 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 1, 2009

TABLE OF CONTENTS

Page

WHERE YOU CAN FIND MORE INFORMATION	3

RISK FACTORS	3

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	3

OUR COMPANY	5

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN	6

USE OF PROCEEDS	19

EXPERTS	20

LEGAL MATTERS	21

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	21

INDEMNIFICATION	22

We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.  Our Dividend Reinvestment and Stock Purchase Plan is not available to any person to whom we may not legally offer it.

This prospectus is dated as of September 1, 2009.  You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission, which we refer to as the SEC. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

We have filed a Registration Statement on Form S-3 to register with the SEC the shares of our common stock being offered pursuant to this prospectus.  This prospectus is part of that Registration Statement.  As permitted by the SEC, this prospectus does not contain all the information you can find in the Registration Statement or in its exhibits.

RISK FACTORS

Investing in our common stock involves risks.  Prior to making a decision to participate in the Plan and acquire additional shares of common stock, you should carefully consider the risk factors set forth in Item 1A. Risk Factors in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as the same may be updated from time to time by our filings under the Securities Exchange Act of 1934, as well as other information contained or incorporated by reference into this prospectus.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Any statements included in this prospectus, including any statements in the document that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions. Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. Such forward-looking statements include statements with respect to:

•	the declaration or payment of distributions by us;

•	the ownership, management and operation of properties;

•	potential acquisitions or dispositions of our properties, assets or other businesses;

•	our policies regarding investments, acquisitions, dispositions, financings and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended, which we refer to as the Code;

•	the real estate industry and real estate markets in general;

•	the availability of debt and equity financing;

•	interest rates;

•	general economic conditions;

•	supply of real estate investment opportunities and demand;

•	trends affecting us or our assets;

•	the effect of acquisitions or dispositions on capitalization and financial flexibility;

•
the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

•	our ability, and that of our or assets and acquired properties and businesses to grow

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained or incorporated by reference in this prospectus and any amendment hereof, including, without limitation, any risk factors in documents that are incorporated by reference in this prospectus, identifies important factors that could cause such differences. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

OUR COMPANY

We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio. Our operations are managed by FUR Advisors LLC, who we refer to as FUR Advisor or our advisor. Our common stock is traded on the NYSE under the symbol “FUR.” We conduct our business through WRT Realty L.P., a Delaware limited partnership which we refer to as the operating partnership.  We are the sole general partner of, and own all of the limited partnership interests in, the operating partnership.  Our operating partnership structure, commonly referred to as an umbrella partnership real estate investment trust or “UPREIT” structure, provides us with additional flexibility when acquiring properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in our operating partnership.  Although we have not yet issued any limited partnership interests in connection with the acquisition of an asset, we believe that this structure facilitates our ability to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a seller while preserving our available cash for other purposes.

We are engaged in the business of owning real property and real estate related assets which we categorize into three operating segments: (i) the ownership of investment properties which we refer to as operating properties; (ii) the origination and acquisition of loans and debt securities secured directly or indirectly by commercial and multi-family real property, which we refer to as loan assets and loan securities, including collateral mortgage-backed securities, which we refer to as CMBS, and collateral debt obligations, which we refer to as CDO’s; and (iii) the ownership of equity and debt securities in other REITs, which we refer to as REIT securities.

As of June 30, 2009, we held interests in properties containing approximately 9.5 million square feet of rentable space, owned either directly by us or through joint ventures. We also held loan assets and loan securities totaling $106,167,000, which consists primarily of our investment in the Marc Realty portfolio.  In addition, we held REIT securities valued at $53,967,000 and cash and cash equivalents of approximately $20,469,000.   As of June 30, 2009, we had written down our investment in Lex-Win Concord LLC, which we refer to as Concord, to zero for financial statement purposes but we are continuing efforts towards an equity recovery.

Our executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507 and Two Jericho Plaza, Jericho, New York 11753.  Our telephone numbers are (617) 570-4614 and (516) 822-0022 and our website is located at http:/www.winthropreit.com.  None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following constitutes our Dividend Reinvestment and Stock Purchase Plan.  All references in this prospectus to "common stock" refer to our common shares of beneficial interest, par value $1.00 per share.  To understand the Plan fully and evaluate the merits and risks of an investment in our common stock, you should read this prospectus carefully, together with our most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q, and the other documents incorporated by reference into this prospectus as described under the heading "Where You Can Find More Information" below

PURPOSE

1.           What is the purpose of the Plan?

The primary purpose of the Plan is to give holders of record of common stock a simple, convenient and economical way to reinvest all or a portion of their cash dividends or optional cash payments, or both, in common stock.  A secondary purpose of the Plan is to provide us another way to raise additional capital for general company purposes through sales of common stock under the Plan.

INVESTMENT OPTIONS

2.           What are my investment options under the Plan?

When completing the Enrollment Form (see Question 7), you have the following investment options:

•
Full Dividend Reinvestment. This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in shares of common stock.  This option also permits you to make optional cash investments from $100 to $10,000 per quarter to buy additional shares of common stock.

•
Partial Dividend Reinvestment. This option directs the Administrator to pay cash dividends to you on the number of shares of common stock you specify on the Enrollment Form.  Cash dividends with respect to all other shares will be reinvested in common stock.  By completing the Enrollment Form, you direct the Administrator to reinvest automatically any subsequent cash dividends on your shares of common stock, other than specifically excluded shares and shares you do not hold of record.  This election will also apply to additional shares that you acquire of record whether through the Plan or otherwise.  To select this option, dividends with respect to at least 10 shares of common stock held by you must be reinvested.  This option also permits you to make optional cash investments from $100 to $10,000 per quarter to buy additional shares of common stock.

•
Optional Cash Investments Only.  This option permits you to make optional cash investments from $100 to $10,000 per quarter to buy additional shares of common stock.  We will continue to pay you cash dividends, when and if declared by our board of trustees, on the shares of common stock owned by you then or in the future, unless you designate such shares for reinvestment pursuant to the Plan.

You should choose your investment option by checking the appropriate box on the Enrollment Form, as applicable.  If you sign and return the Enrollment Form without checking an option, the Administrator will choose the "Full Dividend Reinvestment" option and will reinvest all cash dividends on all shares of common stock registered in your name.

BENEFITS OF THE PLAN

3.           What are the benefits of the Plan?

If you enroll in the Plan, you will:

•	Eliminate the costs normally associated with the purchase or our common stock including brokerage and service fees. We will pay any such fees charged by the Administrator.

•	Receive a 2% discount from the average of the daily high and low sales price of our common stock on the New York Stock Exchange for all shares purchased pursuant to the Plan directly from us.

•
Enjoy the convenience of having all or a portion of your cash dividends automatically reinvested in additional shares of common stock including amounts that would result in the purchase of fractional shares.

•
Be provided with the flexibility of making optional cash investments of $100 to $10,000 in any calendar quarter to buy additional shares of common stock.  You may make these optional cash investments on a regular or occasional basis.

•	Simplify your record keeping by receiving periodic statements which will reflect all current activity in your account, including purchases, sales and latest balances.

•	Retain the ability through a directive to the Administrator to sell or transfer all or a portion of the shares of common stock held in your account.

4.           Are there any disadvantages to the Plan?

In evaluating the potential advantages of the Plan, prospective Plan participants should also consider possible disadvantages of the Plan.  A participant must make an investment decision to participate in the Plan and to purchase common stock prior to the date the purchase price is determined.  See Question 13 below.  Unless we specifically provide otherwise, a participant may only terminate participation with respect to a given dividend if such termination is given five days prior to the record date for such dividend.  See Question 19.  The market price of the common stock may fluctuate between the time you make an investment decision to participate in the Plan and the time at which common stock is purchased.  Finally, you must be aware of the income tax consequences of participation in the Plan (summarized under Question 33 below), including the rule that you will be treated for federal income tax purposes as having received on each dividend payment date a distribution equal to the fair market value of the common stock purchased plus any cash actually distributed.  You will likely be taxed on the discount from the market price for our common stock when you acquire shares directly from us with reinvested cash dividends.

ADMINISTRATION

5.           Who will administer the Plan?

National City Bank, a registered transfer agent, or such other entity as we may designate, will serve as the Administrator of the Plan.  The Administrator (a) acts as your agent, (b) keeps records of all Plan accounts, (c) sends your account statements to you, (d) buys and, at your direction, sells all shares of common stock under the Plan, and (e) performs other duties relating to the Plan.

You should direct all correspondence and inquiries concerning the Plan to the Administrator as follows:

By Mail:

Winthrop Dividend Reinvestment and Stock Purchase Plan
c/o National City Bank, Dept. 5352
Reinvestment Services
P.O. Box 94946
Cleveland, Ohio 44101-4946

By Overnight Mail or Courier:

Winthrop Dividend Reinvestment and Stock Purchase Plan
c/o National City Bank, Dept. 5352
Reinvestment Services
3rd Floor – North Annex
4100 W. 150th Street
Cleveland, Ohio 44135

Be sure to include a reference to Winthrop Realty Trust in your correspondence.

By Telephone:

Shareholder customer service, including sale of shares:
(800) 622-6757 (within the United States and Canada)
(216) 257-8663 (outside the United States and Canada)

An automated voice response system is available 24 hours a day, seven days a week.
Customer service representatives are available 8:00 a.m.-5:00 p.m. U.S. eastern time each business day.  A foreign language service for more than 140 languages is available.

TDD: (800) 622-5571.  A telecommunications device for the hearing impaired is available.

By Internet:

The Administrator will promptly respond to all messages forwarded on the Internet.  The Administrator's Internet address is www.nationalcity.com/shareholderservices.  The Administrator’s e-mail address is shareholder.inquiries@nationalcity.com.

We may replace the Administrator with a successor Administrator at any time.  The Administrator may resign as Administrator of the Plan at any time.  In either such case, we will appoint a successor Administrator, and will notify you of such change.

ELIGIBILITY AND PARTICIPATION

6.           Am I eligible to participate in the Plan?

General.  All existing holders of record and beneficial owners of common stock can participate in the Plan.  If you hold your shares in your own name, you may participate in the Plan immediately.  If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker’s “street name” or in the name of a bank nominee) and you want to participate in the Plan, you must request that your bank or broker transfer to your name all shares of common stock for which dividend reinvestment is desired, or enroll on your behalf.

Legal Restrictions.  You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside.  If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

Exclusion from Plan for Short-Term Trading.  You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common stock. In such case, we may prevent you from participating in the Plan.

Exclusion from Plan at our Election.  Notwithstanding any other provisions in this prospectus, we reserve the right to prevent you from participating in the Plan for any reason.  It is in our sole discretion to exclude you from participation in the Plan.

Exceeding the Ownership Limitation Set Forth in Our Charter.  For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding stock may be actually and/or constructively owned by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year (the "Closely-Held Requirement"), and our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "100 Shareholder Requirement").  Because we expect to continue to qualify as a real estate investment trust, our by-laws contain an ownership restriction (the "Ownership Limitation"), which is intended to help ensure compliance with these requirements, that no holder of our stock may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 9.8% of our outstanding beneficial interests.  Our board of trustees may exempt a shareholder from the Ownership Limitation if such shareholder presents evidence satisfactory to the board of trustees or our tax counsel that the ownership by such shareholder will not then or in the future jeopardize our status as a real estate investment trust.

Any purchase of shares of our common stock under the Plan, whether through the reinvestment of dividends or optional cash investments, will be void, ab initio, if such purchase would result in a violation of the Ownership Limitation, Closely-Held Requirement or 100 Shareholder Requirement.  If your purchase is voided, then you will receive either the dividends that were to be reinvested in cash and/or a refund of your optional cash payment (in either case without interest).

7.           How do I enroll in the Plan?

You may complete and sign an Enrollment Form (enclosed with this prospectus and also available from the Administrator) and mail it to the Administrator at the address listed in Question 5.  If shares of common stock are registered in more than one name (such as joint tenants, trustees, etc.), all registered holders must sign the Enrollment Form.  Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan.

If you are a beneficial owner whose shares are registered in any name other than your own (e.g., in a broker’s “street name” or in the name of a bank nominee) and you want to participate in the Plan, you must request that your bank or broker transfer to your name all shares of common stock for which dividend reinvestment is desired, or enroll on your behalf.

8.           When will the investment of cash dividends begin?

The Administrator will begin to reinvest dividends that you would otherwise receive on the first dividend payment date after receipt of your Enrollment Form, provided the Administrator receives your Enrollment Form before the record date set for the related dividend payment.  Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan.

9.           May I change or terminate my participation after enrollment?

Yes.  You may change or terminate your participation in the Plan at any time by sending written notification to the Administrator at the address set forth in Question 5.  The Administrator must receive any such change before the record date for a dividend payment in order for such change to become effective for that dividend payment.  The Administrator also must receive any change in the number of shares of common stock that you have designated for cash dividend payment before the record date for a dividend payment in order to reinvest for such change to be effective on the next dividend payment date.

FEES

10.           Will I incur any expenses in connection with the Plan?

Except as provided in the last sentence of this paragraph, you will not incur any costs in connection with the establishment or administration of the Plan or purchases under the Plan, all of which will be borne by us.  This includes fees charged by the Administrator, if any, relating to changes in your reinvestment election and requests for stock certificates.  However, if you enroll in the plan through your bank or broker, you may incur fees to your bank or broker which will not be borne by us.

If you request that the Administrator sell shares acquired through the Plan, you will be charged a transaction fee of $15.00 and a trading fee which is currently $.035 per share. This fee will be deducted from the proceeds of your sale. The fee structure is subject to change.  If there are changes to the fee structure, you will be notified in advance of implementation.

PURCHASES

11.           How are shares purchased under the Plan?

The number of shares of common stock that will be purchased for your account will depend on the total amount to be invested for your benefit (the sum of the amount of your cash dividend to be reinvested and any optional cash investment you elect to make) and the applicable price per share at which purchases are made. Each participant will be credited with that number of shares of common stock (including fractions computed to three decimal places) equal to the total amount to be invested, divided by the applicable price per share.  The price per share will be determined as described under Question 13 below.

The Administrator will purchase shares of our common stock with dividend proceeds to be reinvested and all optional cash investments, at our discretion, either directly from us from our authorized but unissued shares of common stock, or on the open market, or by a combination of these two options.  To the extent that shares are purchased from us, additional funds received by us will be used for general company purposes.  It is our present intention for the Plan to purchase all shares directly from us, although this is subject to change at any time.

12.           When will shares of common stock be purchased through the Plan?

Purchases of shares with reinvested cash dividends and optional cash investments will be made on the date on which we pay cash dividends on our common stock or as soon as practicable thereafter.  We expect that the Administrator will make all purchases within one week if shares are purchased on the open market.

13.           At what price will shares of common stock be purchased through the Plan?

Shares Purchased From Us.  Shares of common stock purchased from us will be purchased at a price equal to 98% (subject to change) of the average of the daily high and low sales price for a share of common stock reported by the New York Stock Exchange on the dividend payment date, or, if no trading occurs in shares of common stock on the applicable dividend payment date, the first trading day immediately preceding such dividend payment date for which trades are reported, computed to four decimal places, if necessary.

Shares Purchased on the Open Market.  Shares of common stock purchased by the Administrator through open market or privately negotiated transactions will be purchased at a price equal to the weighted average purchase price paid by the Administrator for such shares, computed up to four decimal places, if necessary.

14.           How are optional cash investments made?

As a Plan participant, you may make optional cash investments for the purchase of common stock. Payments must be at least $100 and not more than $10,000 per quarter.  You are not obligated to make any optional cash investments, and if you choose to do so, you need not pay the same amount each quarter.

Cash investments must be received at least two business days before an investment date in order to be used to purchase shares of common stock on that investment date.  Optional cash investments received later than two business days before an investment date will be held, without interest, until the next investment date.  Any payments not yet invested will be refunded on written request received by the Administrator not later than two business days before the next investment date.

You may make optional cash investments when you join the Plan by enclosing a check payable to the Administrator, National City Bank, with the enrollment card.  After you are enrolled, please use the form provided with your account statement when you make optional cash investments.  Checks must be in U.S. funds and drawn on a United States bank.

Shares purchased with optional cash investments will be held by the Administrator and credited to your account under the Plan.  Thereafter, dividends on such shares will automatically be fully reinvested in additional shares of common stock unless shares credited to your account are withdrawn from the Plan by written notice to the Administrator, which must be received before the applicable dividend record date.

A shareholder who is not a shareholder of record and who owns shares of our common stock through a broker, bank or other nominee should contact the broker, bank or other nominee regarding how to make optional cash payments. The broker, bank or other nominee will submit optional cash payments to the Plan Administrator on behalf of the beneficial owner.

15.           Are there any limitations on optional cash investments?

Yes. A Plan participant, or a beneficial owner on whose behalf a participant is acting, may make optional cash investments during the period between each quarterly investment date of not less than $100 nor more than $10,000.  If a Plan participant, or a beneficial owner on whose behalf a participant is acting, holds more than one Plan account or shares of common stock under the same social security or tax identification number, optional cash investments from the Plan participant or beneficial owner will generally be aggregated and subject to the maximum investment of $10,000.  We will not consider or grant any request for waiver of the maximum investment.  A Plan participant, or a beneficial owner on whose behalf a participant is acting, may use optional cash payments to purchase a number of shares of common stock exceeding that number of shares owned by the Plan participant or beneficial owner on the record date.

During the period that an optional cash investment is pending, the collected funds in the possession of the Administrator may be invested in certain permitted investments.  For purposes of this Plan, “permitted investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America, or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such permitted investments shall be the responsibility of the Administrator.  Investment income from such permitted investments shall be retained by the Administrator.

If any optional cash contribution, including payments by check or automatic withdrawal, is returned for any reason, National City Bank will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares.  The Administrator may sell other shares in the account to recover a returned funds fee for each optional cash contribution returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Administrator.

SALE OR TRANSFER OF SHARES; WITHDRAWALS AND TERMINATION

16.           Can I get stock certificates if I want them?

Yes.  If you should ever want a stock certificate for all or a portion of the whole shares of common stock acquired through the Plan, the Administrator will send one to you upon your request.  The Administrator will normally mail a certificate to you within two business days of your request.  The Administrator will send you a check for any fractional shares of common stock if you request issuance of a certificate for all of your shares held in book-entry form.  The price for fractional shares of common stock will be determined by the Administrator by using 100% of the average of the closing prices for a share of common stock reported by the New York Stock Exchange on the five business days immediately prior to the transaction date.

17.           Can I sell shares of common stock acquired through the Plan?

Yes.  You may sell your shares of common stock at any time through the Administrator by contacting the Administrator by telephone or in writing no later than 9:00 A.M. Eastern time on the sale date.  Your sale request will be processed and your shares will, subject to market conditions and other factors, generally be sold the Friday following the receipt of your sale request.  Please note that sale transactions may take longer depending on the volume of shares to be sold.  If it appears that the sale transaction will take longer than 30 days to complete, the Administrator will notify you.  All requests are final.  The Administrator cannot and does not guarantee the actual sale date or price.  The Administrator will mail a check to you on the settlement date for your sale, which is three business days after your shares have been sold.  The proceeds payable to you will be reduced by a transaction fee of $15.00 and a trading fee charged by the trading desk which is currently $.035 per share, but is subject to change.

If you prefer, you may sell your shares through a securities broker of your choice, in which case you must request that your shares be transferred by the Administrator to your broker.  See Question 18 below for instructions on how to transfer your shares.  You could also request a certificate for your shares and deliver the certificate to a broker if you prefer.

18.           Can I transfer ownership of shares of common stock held for my account?

Yes.  You can transfer the ownership of all or part of your shares held in book-entry form, whether by gift, private sale, or otherwise, by contacting the Administrator and requesting a Transfer Form.  You can then use this form to indicate the number of shares to be transferred and provide the share transfer and registration information requested by the Administrator and a stock power.  Transfers must be made in whole shares and signatures of all registered holders will be required and must be “Medallion Guaranteed” by a participating financial institution.  A new Enrollment Form will be required if the person to whom the shares are transferred desires to continue participation in the Plan.

19.           Can I terminate my participation in the Plan?

Yes.  Participation in the Plan is entirely voluntary.  You may terminate your participation at any time at no cost to you by notifying the Administrator by telephone or in writing that you no longer wish to have your dividends reinvested.  To be effective for a given dividend payment, the Administrator must receive notice at least five business days before the record date for that dividend.

After a termination notice is received, unless you provide sale instructions as described in Question 17 above or request that a certificate be issued, the Administrator will continue to maintain your share position in book-entry form.

REPORTS TO PARTICIPANTS

20.           How will I keep track of my investments?

Each time the Administrator makes an investment for your account, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

•	total cash dividends received;

•	total optional cash investments received;

•	total number of shares of common stock purchased (including fractional shares);

•	price paid per share of common stock;

•	date of stock purchases; and

•	total number of shares of common stock in your Plan account.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

21.           Will I receive Annual Reports, Proxy Materials and other shareholder communications?

Yes.  You will receive the same materials sent to all of our shareholders, including our annual reports to shareholders, notices of shareholder meetings, and proxy statements.

22.           Where will notices be sent?

The Administrator will address all of its notices to you at your last known address.  You should notify the Administrator promptly in writing of any change of address.

DIVIDENDS

23.           When will dividends be paid?

We traditionally have paid dividends quarterly on the 15th day of January, April, July and October.  In addition, our board of trustees may declare special dividends on our common stock from time to time based on our operations and tax status.  Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the SEC, prevent the Administrator from buying shares of common stock or interfere with the timing of such purchases.

24.           What happens if we issue a stock dividend or declare a stock split?

Any stock dividend or split shares of common stock distributed by us on shares of common stock held by the Administrator for your account will be credited to you and held in book-entry form.  The Plan statement immediately following the stock dividend or stock split will indicate the number of shares of common stock credited as a result of such dividend or split.

CERTIFICATES FOR SHARES OF COMMON STOCK

25.           Will certificates be issued for shares of common stock purchased through the Plan?

No.  Certificates for shares of common stock purchased through the Plan will not be issued to you unless you request them.  See Question 16 above.  Otherwise, shares of common stock purchased through the Plan will be held in book-entry form.

26.           Can I sell or pledge shares held in book-entry form?

No.  Shares of common stock held in book-entry form may not be assigned or pledged in any way.  If you wish to assign or pledge your whole shares of common stock purchased through the Plan, you must request that certificates for those shares be issued in your name as described in Question 16 above.

MISCELLANEOUS

27.           May the Plan be changed or discontinued?

Yes.  The Plan may be amended, modified, suspended, or terminated at any time by our board of trustees without the approval of participants in the Plan.  Notice of suspension, termination, modification, or material amendment will be sent to all participants, who shall have the right at all times to terminate participation in the Plan.

As indicated in Question 9 above, you may change or terminate your participation in the Plan at any time.  Further, either we or the Administrator may terminate your participation in the Plan at any time by written notice to you.

If the Plan is terminated and we establish another dividend reinvestment plan, you will be automatically enrolled in such other dividend reinvestment plan and shares of common stock credited to your account under the Plan will be automatically credited to such other plan, subject to applicable laws.  If the Plan is terminated and we do not establish another dividend reinvestment plan, your rights as a stockholder will not be effected in any way, and any book-entry shares that you own will continue to be credited to your account unless you specifically request otherwise.

28.           Will interest be paid on amounts held pending investment?

No.  Cash dividends allocated for reinvestment through the Plan will be deposited in a non-interest bearing account controlled by the Administrator pending investment.  Funds of participants will be commingled and aggregated for purposes of investment.

29.           How can I vote my shares?

We will send you proxy materials for any meeting of shareholders in order to vote all whole shares of common stock credited to your account.  You may vote your shares of common stock either by designating the vote of such shares by proxy or by voting such shares in person at the meeting of shareholders.

30.           What is our and the Administrator’s responsibility for the Plan?

Neither we nor the Administrator or their agents or employees will be liable to any participant in the Plan for any act or omission in good faith, including without limitation any claims of liability (i) arising out of failure to terminate a participant’s participation in the Plan prior to receipt of notice in writing, (ii) with respect to the price at or terms upon which shares of common stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the common stock before, at, or after the time any such purchases may be made.

The trading price of common stock may rise or fall during the period between the payment of a cash dividend and the completion of the purchase.  Neither we nor the Administrator has any responsibility for the market value of shares of common stock held in book-entry form or for changes in our stock price.

Neither we nor the Administrator can assure any participant of a profit or protect any participant against a loss due to a decline in the value of the shares of common stock acquired through the Plan.  An investment in common stock is not insured and is subject to significant market fluctuations.

Neither we nor the Administrator provides any advice or makes any recommendations regarding the purchase or sale of shares of common stock; all such decisions must be made by you based upon your own research and judgment.

31.           Who interprets the Plan?

We and the Administrator will interpret the Plan.  Any such interpretations will be final.  The Plan and related Plan documentation will be governed by and construed in accordance with the laws of the State of Ohio.

32.           How are payments with "insufficient funds" handled?

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic debit, the Administrator will consider the request for investment of that purchase null and void.  The Administrator will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares.  If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25.00 charge for any check, electronic funds transfer or other deposit that is returned unpaid by your bank.  This fee will be collected by the Administrator through the sale of the number of shares from your Plan account necessary to satisfy the fee.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

33.           What are the material federal income tax consequences of participation in the Plan?

The following summary is based upon United States federal income tax laws as of the date of this Prospectus.  Such laws are subject to change at any time, possibly with retroactive effect.  The discussion is limited to certain federal income tax consequences to individual Plan participants who are residents or citizens of the United States and assumes that all distributions from us will be from our earnings and profits for federal income tax purposes.

With respect to reinvested dividends, you will be treated for federal income tax purposes as having received a dividend in an amount equal to the fair market value of shares of our common stock acquired with reinvested dividends.  In addition, if we acquire shares for your account on the open market, you will be deemed to have received a dividend in the amount of any brokerage commissions and other trading fees paid on your behalf.  The tax basis of shares of common stock acquired with reinvested dividends will equal the fair market value of the shares on the date dividends are reinvested, plus, if applicable, any brokerage commissions or other trading fees paid on your behalf.  Your holding period for shares acquired pursuant to the Plan generally will begin on the day following the date of acquisition of such shares for your account.

Based on private letter rulings issued by the Internal Revenue Service (the “IRS”), it appears that if you make an optional cash investment and have also elected to reinvest dividends, then you will be treated with respect to your cash investment as having received a dividend in the amount (if any) by which the fair market value of the shares of our common stock purchased for your account exceeds the amount of your optional cash investment.  The amount of such dividend, together with your optional cash investment, will be included in your tax basis for the shares of our common stock purchased for your account.  If you make an optional cash investment and have not also elected to reinvest dividends, then it appears that the amount (if any) by which the fair market value of the shares of our common stock purchased for your account over the amount of your optional cash investment should be taxable to you as a dividend, and your tax basis in the shares purchased will simply equal your optional cash investment.  In either case, your holding period for the shares purchased generally will begin on the day following the date of acquisition of the shares of our common stock for your account.  Private letter rulings are not binding against the IRS (except as to the taxpayers to whom the ruling are issued), and you should consult your own tax advisor as to the tax consequences of purchasing shares of our common stock under the Plan.

We intend to take the position that any service fee paid by us to the Administrator on behalf of Plan participants is not taxable to you as dividend income.  However, the IRS might disagree.  In the event the IRS successfully asserts a contrary position, you may be entitled to deduct the amount of the service fee attributable to your Plan shares as a miscellaneous itemized deduction, subject to applicable limitations.

Upon withdrawal from or termination of the Plan, you may receive a cash payment in lieu of any fractional share credited to your account.  This payment likely will be treated as an amount realized from the sale of the fractional share, and you will recognize gain or loss equal to the difference between the amount received for the fractional share equivalent and your tax basis in that fractional share.

In addition, you will recognize gain or loss when you sell shares acquired through the Plan.  The amount of your gain or loss will be the difference between the amount that you receive for the shares, less brokerage commissions and other trading fees (including, if applicable, the fee charged by the Administrator), and your tax basis therefor.

We will be required to withhold (currently at a rate of 28%) for federal income tax purposes (“back-up withholding”) from all dividend payments to you if (i) you fail to furnish us your taxpayer identification number (“TIN”), which is your social security number, (ii)  the IRS has notified us that the TIN furnished by you is incorrect, (iii) the IRS notifies us that back-up withholding should be commenced because you have failed to report interest or dividends properly, or (iv) you have failed to certify, under penalties of perjury, that you are not subject to back-up withholding.  If you are subject to back-up withholding, the Administrator will invest in shares of common stock an amount equal to the dividends payable to you less the amount of tax required to be withheld.  Any amount withheld will be creditable against your federal income tax liability.

Neither we nor the Administrator is able to provide tax advice.  The foregoing is only a summary of some of the applicable United States federal income tax provisions. This discussion is general in nature and does not cover foreign, state, and local income tax consequences of participation in the Plan. You should consult your own tax advisor regarding the tax consequences of participation in the Plan or the disposal of your shares.

USE OF PROCEEDS

We will use the net proceeds from the sale of shares of our common stock issued under the Plan for working capital and for other general purposes.  We have no basis for estimating either the number of shares of our common stock that ultimately will be sold pursuant to the Plan or prices at which such shares will be sold.

We will not receive any funds under the Plan from the purchase of shares of our common stock in the open market by the Administrator.

EXPERTS

The financial statements as of December 31, 2006 and for the year then ended before the effects of the adjustments to retrospectively apply the change in accounting resulting from the adoption of Statement of Financial Accounting Standards No. 160 (“SFAS 160”), “Non-controlling Interests in Consolidated Financial Statements, an amendment to ARB 51”as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company's Common Shares of Beneficial Interest, (not separately included or incorporated by reference in the Prospectus) have been audited by Deloitte & Touche LLP, an independent registered public accounting firm.  The adjustments to those financial statements to retrospectively apply the change in accounting principle resulting from the adoption of SFAS 160 as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company's Common Shares of Beneficial Interest have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.  The consolidated financial statements as of December 31, 2006 and for the year then ended incorporated in this prospectus by reference to the Current Report on Form 8-K dated August 27, 2009, have been so incorporated in reliance on the reports of (i) Deloitte & Touche LLP solely with respect to those financial statements before the effects of the adjustments to retrospectively apply the change in accounting resulting from the adoption of SFAS 160 as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company's Common Shares of Beneficial Interest and (ii) PricewaterhouseCoopers LLP solely with respect to the adjustments to those financial statements to retrospectively apply the change in accounting resulting from the adoption of SFAS 160 as described in Note 2 and the adjustments to the 2006 earnings per share to retrospectively apply the effect of the reverse stock split of the Company's Common Shares of Beneficial Interest, given on the authority of such firms as experts in auditing and accounting.

The financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 incorporated in this Prospectus by reference to Winthrop Realty Trust's Current Report on Form 8-K dated August 27, 2009 and the financial statement schedule and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Winthrop Realty Trust as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lex-Win Concord LLC incorporated in this Prospectus by reference to Winthrop Realty Trust's Current Report on Form 8-K dated August 27, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

On November 1, 2008, our auditors, Tauber & Balser, P.C., combined with, and changed their name to, Habif, Arogeti & Wynne, LLP.  The financial statements of the Chicago Properties (our Marc Realty joint venture) as of and for the year ended December 31, 2007 incorporated in this prospectus by reference to Winthrop Realty Trust’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of Tauber & Balser, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered hereby, have been passed upon by Hahn Loeser & Parks LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2008 (with respect to Items 6, 7, 7A and 8, as amended by the Current Report on Form 8-K filed on August 28, 2009);

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•
Current Reports on Form 8-K filed on August 28, 2009, August 7, 2009 (solely with respect to Item 8.01), July 15, 2009, June 4, 2009, May 8, 2009 (solely with respect to Item 8.01), April 21, 2009, March 6, 2009 (solely with respect to Items 1.01 and 8.01), February 13, 2009, and January 8, 2009; and

•	Our Definitive Proxy Statement on Schedule 14A dated April 21, 2009.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act, after the date of this prospectus and prior to the termination of the offering of all securities under this prospectus will also be deemed to be incorporated by reference into this prospectus and to be a part hereof.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Beverly Bergman, Director of Investor Relations
Winthrop Realty Trust
7 Bulfinch Place, Suite 500
Boston, MA 02114
(617) 570-4614

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

INDEMNIFICATION

Our declaration of trust provides that our trustees will not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf.  Subject to the specific conditions contained therein, our declaration of trust also obligates us to indemnify our trustees for, and pay or reimburse them for expenses incurred related to, claims and liabilities which they may become subject to by reason of having served as a trustee.

We have acquired insurance indemnifying our trustees and officers in certain cases and with certain deductible limitations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the sale and distribution of the securities being registered hereby.  All amounts are estimated except the Commission registration fee:

Securities and Exchange Commission registration fee	$532
Printing and engraving costs	15,000	*
Accounting fees and expense	20,000	*
Legal fees and expenses	10,000	*
Miscellaneous	5,000	*
TOTAL	$50,532	*

* Estimated

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

Pursuant to Article III, Section 3.3 of our Amended and Restated Declaration of Trust, each trustee, officer, employee and agent of the registrant is entitled to indemnification for any loss, cost, liability or obligation in connection with our property or affairs except for his own acts as constitute bad faith, willful misfeasance or willful disregard of his duties.

We have acquired insurance indemnifying our trustees and officers in certain cases and with certain deductible limitations.

ITEM 16. EXHIBITS.

The following exhibits are included as part of this Registration Statement:

Exhibit No.	Exhibit
3.1	Amended and Restated Declaration of Trust as of May 21, 2009 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

3.2	Bylaws of the Registrant as restated on November 8, 2005 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed November 10, 2005.

3.3	Amendment to Bylaws adopted January 10, 2007 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed January 16, 2007

3.4	Amendment to Bylaws adopted February 27, 2007 - Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed March 2, 2007

4.1	Form of certificate for Shares of Beneficial Interest - Incorporated by reference to Exhibit 4.1 to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2008.

4.2	Agreement of Limited Partnership of First Union REIT L.P., dated as of January 1, 2005 - Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed January 4, 2005

4.3
Amended and Restated Certificate of Designations for Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (“Series B-1 Certificate of Designations”) - Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed June 21, 2005.

4.4	Amendment No. 1 to Series B-1 Certificate of Designations – Incorporated by reference to the Registrant’s Form 8-K filed November 13, 2007

5.1	Opinion of Hahn Loeser & Parks LLP regarding legality of securities being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of Hahn Loeser & Parks LLP (included in Exhibit 5.1)

23.5	Consent of Tauber & Balser, PC

24	Power of Attorney (included on signature page)

ITEM 17. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(2)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on September 1, 2009.

WINTHROP REALTY TRUST

By:	/s/ MICHAEL L. ASHNER ______________________________ Michael L. Ashner Chief Executive Officer (Principal Executive Officer)

By:	/s/ THOMAS C. STAPLES ______________________________ Thomas C. Staples Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ MICHAEL L. ASHNER
Michael L. Ashner	Trustee	September 1, 2009
*
Thomas McWilliams	Trustee	September 1, 2009
*
Arthur Blasberg, Jr.	Trustee	September 1, 2009
*
Howard Goldberg	Trustee	September 1, 2009
*
Steven Zalkind	Trustee	September 1, 2009
*
Bradley Scher	Trustee	September 1, 2009
*
Carolyn Tiffany	Trustee	September 1, 2009
*
Lee Seidler	Trustee	September 1, 2009
* By: Michael Ashner As Attorney-in-Fact pursuant to a Power of Attorney previously granted

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Ashner and Carolyn Tiffany, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael L. Ashner	Trustee	August 31, 2009
Michael L. Ashner

/s/ Arthur Blasberg, Jr.	Trustee	August 31, 2009
Arthur Blasberg, Jr.

/s/ Howard Goldberg	Trustee	August 31, 2009
Howard Goldberg

/s/ Bradley Scher	Trustee	August 31, 2009
Bradley Scher

/s/ Lee Seidler	Trustee	August 31, 2009
Lee Seidler

/s/ Carolyn Tiffany	Trustee	August 31, 2009
Carolyn Tiffany

/s/ Steven Zalkind	Trustee	August 31, 2009
Steven Zalkind